Exhibit 23


              Consent of Independent Registered Public Accounting Firm


The Administrative Committee
Publix Super Markets, Inc. 401(k) SMART Plan:

We consent to the incorporation by reference in the registration statement (No.033-55867) on Form S-8 of Publix Super Markets, Inc. 401(k) SMART Plan of our report dated June 27, 2006, with respect to the statements of net assets available for plan benefits of Publix Super Markets, Inc. 401(k) SMART Plan as of December 31, 2005 and 2004 and the related statements of changes in net assets available for plan benefits for the years then ended and the related supplemental schedule, which report appears in the December 31, 2005, annual report on Form 11-K/A of Publix Super Markets, Inc. 401(k) SMART Plan.

KPMG LLP

June 27, 2006
Tampa, Florida
Certified Public Accountants